Exhibit 99.1

Flux Power Continues Sales Ramp as Q2 Revenue Rose 126% to $2.7M
and FY 2019 First Six Months Revenue Rose 236% Versus Last Year

Vista, CA – February 14, 2019 -- Flux Power Holdings, Inc. (OTCQB: FLUX), a developer of advanced lithium batteries for industrial applications including electric forklifts and airport ground support equipment (“GSE”), today reported results for its fiscal 2019 second quarter (Q2 ‘19) and first six months ended December 31, 2018.

Highlights:

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Q2 ’19 Revenue Rose 126% to $2.7M versus Q2 ’18 revenue of $1.2M and increased 48% sequentially from Q1’19 revenue of $1.8M. Q2 ’19 revenue included approximately $1.2M in Class 1 counterbalance LiFT Packs shipped to a Fortune 100 heavy machinery conglomerate, in addition to initial purchases of Flux’s new line of LiFT Packs for Class 2 narrow aisle forklifts. Flux continues to see accelerating commercial adoption of its lithium-ion batteries as a more efficient and cost effective alternative to lead-acid chemistry.

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FY 2019 First Six Months Revenue Rose 236% to $4.5M versus $1.4M in the year ago period and exceeded full year fiscal 2018 revenue of $4.1M.

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Expanding Product Line – In Fall 2018 Flux started shipping its new larger, more powerful and higher cost LiFT Packs for Class 1 counterbalance trucks to several customers. Another Flux customer is currently in discussions regarding their first larger scale purchase of LiFT Packs for Class 1 counterbalance trucks with an expected delivery this spring.

Flux began initial shipment of its Class 2 narrow aisle LiFT Packs last during the quarter. Flux’s new Class 3 end rider packs began shipping in January with 8 packs sold to a Fortune 50 customer.

Airport Ground Support Equipment (GSE) Solutions – Despite a sequential decline in GSE revenue in Q2’19, Flux continues to see growing interest in this segment. Shipments of GSE packs are expected to rise over 50% in calendar year 2019 relative to calendar year 2018, with the majority of deliveries expected to take place in the second half.

Financial Results:

Q2 ‘19 revenue rose 126% to $2,711,000 compared to Q2 ‘18 revenue of $1,201,000, principally due to approximately $1.2 million in Class 1 LiFT Packs sold to a Fortune 100 heavy machinery conglomerate, along with $1.0 million of Class 2 narrow aisle and Walkie LiFT Packs.

Q2 ‘19 cost of sales rose 55% to $2,456,000 compared to $1,589,000 in Q2 ’18, principally due to the significant increase in LiFT Pack unit sales, yielding a Q2 ’19 gross profit of $255,000 versus a year ago gross loss of ($388,000). The gross profit improvement reflects increasing production efficiency and initial benefits of Flux’s comprehensive margin enhancement plan. The plan involves design, production, procurement and pricing initiatives, in addition to expected efficiency improvements through higher production volumes, that should position Flux to significantly enhance its gross margins over the next several quarters.

Selling and administrative expenses increased to $1,604,000 in Q2 ‘19 from $807,000 in Q2 ’18, primarily due to the addition of sales and support staff required to develop and service significantly higher customer activity, as well as a related increase in stock-based compensation and professional fees.

Research & development expenses increased to $882,000 in Q2 ‘19, compared to $479,000 in Q2 ‘18, as Flux invested in completing development of its larger Class 1 and Class 2 battery solutions. R&D expenses are expected to remain significant as Flux builds out its complete forklift and airport GSE product lines, addresses specific partner and customer design requests, develops solutions for other potential motive power markets, and continues to enhance its solutions to remain on the cutting edge of the industry.

Flux’s Q2 ‘19 operating loss increased to $2.231M from $1.674M in Q2 ‘18, principally due to higher operating expenses supporting a full product line rollout. Net loss in Q2 ‘19 increased to $2.924M, or ($0.07) per basic share, from $1.84M, or ($0.07) per basic share, in Q2 ‘18, reflecting the higher operating loss and increased interest expense due to higher average borrowings.

Financial Position:

In support of its operations, growth and new product initiatives, Flux concluded an initial closing of a private placement at $1.10 per share at the end of December 2018, yielding gross proceeds of approximately $3.7 million. A portion of the proceeds were used to repay in full $2.6M in borrowings and accrued interest under a short-term credit facility, as reflected in the 12/31/18 financial statements. Flux concluded the private placement in January 2019 on the same terms, resulting in additional gross proceeds of approximately $697,000. Reflecting shares issued in the private placements, Flux had approximately 51 million common shares outstanding as of February 13, 2019.

Borrowings under Flux’s $5.0M Short Term Line of Credit provided by Esenjay Investments LLC, owned by the company’s largest shareholder, were $2.4M as of December 31, 2018.

CEO Comments:

CEO, Ron Dutt, commented, “There is growing excitement concerning the expanding role that lithium batteries will play in efficiently powering the material handling industry. We experience this energy in our facility, out in the field with customers and partners and particularly with the personnel charged with operating equipment with new state of the art lithium batteries. As a result, we are able to focus more and more resources on building our organization to support continued growth and to manage a growing base of customer and partner relationships.

“We have successfully maintained the scale of Walkie forklift battery business that began its current ramp in late 2017. More recently, Flux has made our debut in the market for larger, more powerful packs and expects to make additional inroads, over the course of the next year, with new and existing customers as a full fleet provider of lithium battery power.”

About Flux Power Holdings, Inc. (www.fluxpower.com)

Flux Power develops advanced lithium-ion batteries for industrial uses, including its first-ever UL 2271 Listed lithium-ion “LiFT Pack” forklift batteries. Flux solutions utilize its proprietary battery management system and in-house engineering and product design. Flux batteries deliver improved performance, extended cycle life and lower total cost of ownership than legacy lead-acid solutions. Flux sells primarily to lift equipment OEM’s, their dealers and battery distributors. Current products include advanced battery packs for motive power in the lift equipment and airport ground support markets.

Follow us at:

Facebook:	FLUXPower
Twitter:	@FLUXpwr Corporate
@FluxPowerIR Investor Relations
LinkedIn:	Flux Power

This release contains projections and other "forward-looking statements" relating to Flux’s business, that are often identified by the use of "believes," "expects" or similar expressions. Forward-looking statements involve a number of estimates, assumptions, risks and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include the development and success of new products, projected sales, the Company’s ability to timely obtain UL Listing for its products, the Company’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance of current and new products. Actual results could differ from those projected due to numerous factors and uncertainties. Although Flux believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, they can give no assurance that such statements will prove to be correct, and that the Flux’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power and associated logos are trademarks of Flux Power Holdings, Inc. All other third party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

Media & Investor Relations:
Catalyst IR
David Collins or Chris Eddy
212-924-9800
flux@catalyst-ir.com

FLUX POWER HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2018	2017	2018	2017
Net revenue	$2,711,000	$1,201,000	$4,547,000	$1,354,000
Cost of sales	2,456,000	1,589,000	4,275,000	1,898,000

Gross income (loss)	255,000	(388,000)	272,000	(544,000)

Operating expenses:
Selling and administrative expenses	1,604,000	807,000	3,097,000	1,483,000
Research and development	882,000	479,000	1,533,000	957,000
Total operating expenses	2,486,000	1,286,000	4,630,000	2,440,000

Operating loss	(2,231,000)	(1,674,000)	(4,358,000)	(2,984,000)

Other income (expense):

Interest expense	(693,000)	(166,000)	(967,000)	(302,000)

Net loss	$(2,924,000)	$(1,840,000)	$(5,325,000)	$(3,286,000)

Net loss per share - basic and diluted	$(0.07)	$(0.07)	$(0.15)	$(0.13)

Weighted average number of common shares outstanding - basic and diluted	41,966,786	25,097,827	36,517,598	25,108,859

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